UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2014

SIGNET JEWELERS LIMITED

(Exact name of registrant as specified in its charter)

Commission File Number: 1-32349

Bermuda	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Clarendon House

2 Church Street

Hamilton

HM11

Bermuda

(Address of principal executive offices, including zip code)

(441) 296 5872

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Merger Agreement

On February 19, 2014, Signet Jewelers Limited, a Bermuda corporation (“Signet”), Carat Merger Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), and Zale Corporation, a Delaware corporation (“Zale”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Zale and Zale will become an indirect, wholly-owned subsidiary of Signet (the “Merger”).

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of Zale (the “Zale Common Stock”) issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive $21.00 in cash (the “Merger Consideration”), other than shares of Zale Common Stock (i) owned by Signet or its subsidiaries, (ii) owned by Zale as treasury stock, or by any of its subsidiaries and (iii) as to which dissenters’ rights have been properly exercised.

In connection with the Merger, at the Effective Time, (i) each outstanding option to acquire shares of Zale Common Stock will be cancelled and converted into the right to receive the Merger Consideration minus the exercise price per share, (ii) each outstanding restricted stock unit that is subject to time vesting conditions will vest in full and be exchanged for a number of shares of Zale Common Stock underlying such unit, (iii) each outstanding restricted stock unit that is subject to performance-based vesting conditions and granted prior to signing will vest in accordance with the terms of the Merger Agreement and be exchanged for a number of shares of Zale Common Stock underlying such unit, (v) each outstanding restricted stock unit that is granted after signing will roll over into restricted stock units of Signet, and (vi) each outstanding deferred stock unit that is not subject to any vesting conditions will vest in full and be exchanged for a number of shares of Zale Common Stock underlying such unit.

The Merger Agreement provides that Zale may not solicit competing acquisition proposals, subject to certain exceptions for unsolicited acquisition proposals designed to allow the Zale board to fulfill its fiduciary duties.

The consummation of the Merger is subject to customary closing conditions, including the approval of holders of a majority of outstanding Zale Common Stock and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”). The Merger Agreement also includes customary termination provisions for both Zale and Signet and provides that, in connection with the termination of the Merger Agreement by Signet or Zale, under certain specified circumstances Zale will be required to pay Signet a termination fee of $26,700,000. Signet may also be required to pay Zale a termination fee of $53,400,000 if the HSR waiting period does not expire due to regulatory intervention. In the event that either party terminates the Merger Agreement because Zale’s stockholders do not adopt the Merger Agreement following the making of a competing offer, Zale will be required to reimburse Signet for its expenses in an amount not exceeding $12,500,000. Financing of the Merger Agreement is not a condition to closing.

Zale and Signet each made certain representations, warranties and agreed to certain covenants in the Merger Agreement, including, among other things, covenants by Zale to conduct its businesses in the ordinary course during the interim period between the execution of the Merger Agreement and consummation of the Merger. The Merger Agreement generally requires each party to use its reasonable best efforts to resolve objections under any antitrust law, except that Signet is not required to take any action to obtain antitrust approvals that would, individually or in the aggregate, result in (i) the loss of revenue of Zale in excess of $135.0 million, (ii) the loss of sales of Signet in excess of $135.0 million or (iii) the combination of losses of revenues of Zale and sales of Signet in excess of $135.0 million in the aggregate, in each case as measured by such party’s fiscal year 2013 revenue or sales, respectively, reported in its annual audited financial statements for such year.

The Merger Agreement is filed as an exhibit to this report. The foregoing summary has been included to provide investors and security holders with information regarding its terms and is qualified in its entirety by the terms and conditions of the Merger Agreement. It is not intended to provide any other factual information about Signet, Merger Sub or Zale or to modify or supplement any factual disclosures about Signet in its public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). The Merger Agreement includes representations, warranties and covenants of Signet, Merger Sub and Zale made solely for purposes of the Merger Agreement and which may be subject to important qualifications and limitations agreed to by Signet, Merger Sub and Zale in connection with the negotiated terms of the

Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to Signet’s SEC filings or may have been used for purposes of allocating risk among Signet, Merger Sub and Zale rather than establishing matters as facts.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached to this report as Exhibit 2.1 and incorporated herein by reference.

Voting and Support Agreement

Simultaneously with execution of the Merger Agreement, Signet and Zale entered into a Voting and Support Agreement (the “Voting and Support Agreement”) with Z Investment Holdings, LLC, an affiliate of Golden Gate Capital (the “Primary Stockholder”). The Primary Stockholder is the holder of certain warrants issued to it by Zale, and as a condition to Signet’s willingness to enter into the Merger Agreement, the Primary Stockholder agreed to enter into the Voting and Support Agreement pursuant to which the Principal Stockholder agreed (i) to exercise prior to the record date to be established for Zale’s stockholder meeting to be held to consider the Merger Agreement, on a cashless basis, all warrants held by the Principal Stockholder and (ii) to vote all shares received by the Principal Stockholder upon the exercise of such warrants (representing approximately 22% of outstanding Zale Common Stock), together with any other shares of Zale Common Stock acquired by the Primary Stockholder, in favor of the Merger Agreement. The Voting and Support Agreement will terminate if the Merger Agreement is terminated in accordance with its terms.

The foregoing summary of the Voting and Support Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting and Support Agreement, which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Debt Commitments

On February 19, 2014, Signet subsidiaries, Signet Group Limited and Sterling Jewelers, Inc., entered into a commitment letter (the “Debt Commitment Letter”) with J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. (collectively, “JPM”). Pursuant to the Debt Commitment Letter, JPM has agreed to provide the financing (the “Debt Commitment Financing”) necessary to consummate the Merger. The Debt Commitment Financing is anticipated to be comprised of the securitization of a significant portion of Signet’s accounts receivable portfolio, bank debt, and other debt financing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

2.1	Agreement and Plan of Merger dated as of February 19, 2014, by and among Signet Jewelers Limited, Carat Merger Sub, Inc. and Zale Corporation (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Zale Corporation on February 19, 2014). Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrants will furnish copies of any such schedules to the SEC upon request.

10.1	Voting and Support Agreement, dated as of February 19, 2014, by and among Signet, Zale and the Z Investment Holdings, LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Zale Corporation on February 19, 2014).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNET JEWELERS LIMITED

Date: February 20, 2014	By:	/s/ Mark A. Jenkins
	Name:	Mark A. Jenkins
	Title:	Signet Company Secretary & Chief Legal Officer

EXHIBIT INDEX

2.1	Agreement and Plan of Merger dated as of February 19, 2014, by and among Signet Jewelers Limited, Carat Merger Sub, Inc. and Zale Corporation (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Zale Corporation on February 19, 2014). Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrants will furnish copies of any such schedules to the SEC upon request.

10.1	Voting and Support Agreement, dated as of February 19, 2014, by and among Signet, Zale and the Z Investment Holdings, LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Zale Corporation on February 19, 2014).

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